Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS FIRST QUARTER FISCAL 2016 RESULTS

Continued execution drives increases in revenue and EBITDA before special items, and improvements in key operating metrics

Announces launch of ADT Canopy and All-In-One Smart Security product; initiated eight developmental partnerships

“Our quality growth plan is improving our financial performance and will position us for lower attrition and higher levels of free cash flow" said Naren Gursahaney, ADT's CEO. "We're also investing in our traditional business and expanding into adjacencies, creating more growth opportunities in the future."

FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS(2)

•	GAAP: revenue of $900 million, net income of $64 million, diluted EPS of $0.39, and operating cash flow of $375 million

•	Revenue of $900 million, up 1.5% or 2.7% in constant currency(1)

•	Pre-SAC EBITDA before special items of $566 million(1), up $8 million

•	EBITDA before special items of $457 million(1), up $4 million

•	Diluted EPS before special items of $0.49(1) vs. $0.51(1)

•	Free cash flow before special items of $45 million(1)vs. $46 million(1)
FIRST QUARTER 2016 BUSINESS HIGHLIGHTS

•	Generated 259 thousand gross additions, flat year-over-year

•	Improved unit attrition year-over-year to 12.2%, an improvement of 70 basis points

•	Increased new and resale revenue per user to $48.52, an increase of 2.6% or 3.5% in constant currency

•	Reduced direct channel net SAC creation multiple to 30.5x, a 1.4x improvement over prior year

•	ADT Pulse take rates of 59%; Total interactive customers comprise more than 25% of the total customer base

•	Drove a 11% increase in gross additions in ADT's U.S. Business channel

•	Completed 124 thousand 2G conversions

•	Declared a 5% increase to the quarterly dividend subsequent to the quarter
BOCA RATON, Fla. - February 2, 2016 - The ADT Corporation (NYSE: ADT) today reported its financial results for the first quarter of fiscal 2016. The Company reported total revenue of $900 million, an increase of 1.5%, or 2.7% in constant currency(1), compared to the first quarter of fiscal 2015. Recurring revenue, which made up approximately 93% of total revenue in the quarter, was $833 million, up 1.0% compared to the same period last year and up 2.2% in constant currency(1). Recurring revenue growth in the quarter was driven by a 2.6% increase in new and resale revenue per user, as a result of strong Pulse take rates and upgrades, growth in ADT Business, and price escalations. Unit attrition for residential and business for the quarter was 12.2%, a year-over-year improvement of 70 basis points. ADT closed the quarter with 6.6 million customer accounts. Pre-SAC EBITDA before special items increased by $8 million to $566 million(1)(2), and pre-SAC EBITDA margin before special items was 66.7%(1). EBITDA before special items increased by $4 million to $457 million(1)(2), which includes the negative impact of approximately $7 million pre-tax related to the previously disclosed change in the way the Company accounts for dealer payments for leads generated through its marketing efficiency program, the negative impact of approximately $5 million due to the weaker Canadian dollar, as well as the net $10 million impact from the additional six days of expenses from the calendar month-end change in the first quarter. EBITDA margin before special items was 50.8%(1) for the quarter despite the negative impact from the marketing efficiency program and the additional six days of expenses from the calendar month-end change.
The Company reported diluted earnings per share of $0.39 versus $0.41 in the prior year. Excluding special items, diluted earnings per share was $0.49(1) versus $0.51(1) in the prior year. The diluted earnings per share before special items of $0.49(1) also includes the quarterly impact of approximately $0.07 per share related to the previously mentioned marketing efficiency program, the calendar change, and weaker Canadian dollar. Using the Company's cash tax rate, diluted earnings per share before special items was $0.71(1).
The Company reported free cash flow after special items of $26 million(1), up from $14 million(1) in the same period last year, driven by a $6 million increase in operating cash flow and a $7 million reduction in capital expenditures with nearly the same level of gross additions and higher Pulse take rates than the same period last year. Free cash flow before special items was $45 million(1) in the quarter, down $1 million when compared to the same period last year, despite higher annual employee incentive compensation payments in the quarter relative to last year. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, increased to $938 million(1), up $45 million from last year.

Below is the revenue and EBITDA before special items, also referred to as Adjusted EBITDA, broken down by the United States and Canada segments for the three months ended December 31, 2015 and December 26, 2014, respectively. The Canadian dollar weakened by nearly 15% versus prior year. On a constant currency basis, Canada revenues were flat(1) and Adjusted EBITDA was up $2 million(1) or 6.5% over last year.

	For the Three Months Ended
($ in millions)	December 31, 2015	December 26, 2014	$ Change	% Change
Revenue:
United States	$836	$811	$25	3.1%
Canada	64	76	(12)	(15.8)%
Total	$900	$887	$13	1.5%

Adjusted EBITDA:
United States	$429	$422	$7	1.7%
Canada	28	31	(3)	(9.7)%
Total	$457	$453	$4	0.9%

“We continue to drive improved financial results and key operating metrics as we begin executing the next phase of our quality growth plan," said Naren Gursahaney, ADT's chief executive officer. "The first phase of this approach began last year with tighter credit screening, which contributed to our 100 basis point attrition improvement last year. This year, with new tools and analytics, we're enhancing our focus on higher quality customers, optimizing offers, increasing customer up-front payment requirements, and improving customer on-boarding and service. We are already seeing early signs of the benefits of this approach through higher new customer revenue, lower acquisition costs, and better recurring revenue margins. However, the bigger payoff will be in significant future improvements in retention -- which remains our top priority. We are also encouraged by the progress we are making in the Business and Health markets, as we continue to drive subscriber growth by launching new products and expanding channels to market. The commercial opportunity alone represents a $24 billion market opportunity for ADT. We also further extended our leadership position, announcing ADT Canopy, our new Security-as-a-Service offering, integrating ADT's professional monitoring services into popular life safety products, wearables, and connected home devices. Our first product utilizing ADT Canopy will be through our partnership with LG Electronics, which will be launched this spring and is targeted at the previously unpenetrated residential market segments. We expect all of these efforts to drive improvements in our operational and financial performance, creating long term value for our shareholders," he added.

OPERATIONAL HIGHLIGHTS: DELIVERING ON GROWTH INITIATIVES

IMPROVING CUSTOMER RETENTION THROUGH EXECUTION OF QUALITY GROWTH STRATEGY

•
Executing quality growth strategy in U.S. Residential Direct Channel - The Company is executing the next phase of its quality growth plan through enhanced customer screening, analytical-based customer targeting, increased customer up-front payment requirements, improved on-boarding procedures, and better customer care, all of which are expected to improve customer retention in the future. Examples of progress made during the quarter to further improve future retention include:

◦	New and resale customers generated a higher RPU of $50.22, up nearly 6% year-over-year.

◦	57% of new ADT Pulse customers are choosing Pulse Automation.

◦	Installation revenue per unit increased by more than 20% from Q4'15.

◦	83% of new customers elected EZ Pay, ADT's automatic billing program.

◦	Creation multiple excluding upgrades improved by 1x or 3.2% lower than last year as a result of lower installation costs and increased up front installation revenue from new and resale customers.

•
Improving customer retention - The Company continued to drive attrition lower year-over-year, despite an improvement in the housing market, reducing the number of voluntary and non-pay disconnects compared to the prior year quarter.

◦	Unit attrition improved by 70 basis points compared to last year, as unit attrition in residential and business channels was 12.2%.

◦	Stronger resale efforts have led to a 13.3% improvement over the prior year.

•
Driving increases in ADT Pulse - Pulse take rates reached 59% as total Pulse customers grew to more than 1.6 million and total interactive customers now make up more than 25% of ADT's total customer base. Pulse drives higher RPU and delivers a better customer experience, resulting in stronger retention characteristics.

◦	Residential direct channel: nearly 77% of new customers purchased a Pulse system. Overall take rates for residential direct new and resale customers were 67%.

◦	Approximately 48,000 existing customers were upgraded to interactive services in the quarter, including selected current 2G customers in-line for conversion.

•	Enhancing customer experience

◦
Improving service levels: The Company continued to invest in customer care and service personnel in order to reduce the time required for service and repair and improved average time for repair by 7.5% compared to last year.

DRIVING GROSS ADD GROWTH AND EXPANDING INTO ADJACENCIES

•	ADT begins next phase of quality growth strategy in both the direct and dealer channels

◦	The Company added 259 thousand gross customer additions in the first quarter, flat with last year.

◦
An 8% increase in telesales combined with an increase in self-generated sales drove new customer gross adds in the direct channel to 149 thousand, despite tenure screening efforts and newly implemented customer requirements related to the enhanced quality growth strategy.

◦
The dealer channel, including a bulk acquisition, generated 110 thousand new customer additions, a 10% increase from prior year, with more than 55% of new customers from the dealer channel choosing ADT Pulse.

•	Business channel gains traction in small business and making progress in commercial expansion activities

◦	Overall ADT Business revenues up 11%.

◦	Small business channel drove strong year-over-year revenue growth, as gross additions increased by nearly 9% and new and resale revenue per unit increased by 7% over last year in the US.

◦
The Company continues to build its commercial presence by adding to its sales force and expanding its product line and service capabilities. In the first quarter, Commercial gross adds increased by nearly 7x and total revenues grew by more than 21x from the same period last year.

•	Health channel accelerates growth driven by several key initiatives - The Company implemented several growth initiatives to reposition the health channel for future success.

◦	ADT's health channel recurring revenue grew by 7% from last year, driven by a 31% increase in gross additions and a 4% increase in new customer RPU.

◦	Wireless and mobile PERs devices have helped drive RPU higher as more than 64% of new sales included one of these new products.

•
ADT showcases LG Smart Security and introduces ADT Canopy - ADT previously announced its alliance with LG Electronics to deliver a new all-in-one security product and service for the North American "DIY" market and recently demonstrated the product at CES 2016. LG Smart Security combines secure video storage and home automation technology with ADT Canopy’s 24/7 ADT professional monitoring. ADT Canopy, the company’s new Security-as-a-Service solution, is the latest Smart Security innovation for ADT to not only secure and connect the modern home or business, but also the always connected, on-the-go consumer. By fostering relationships with leading smart home and consumer electronics brands including Kidde, Ring, August, Honeywell Lyric, Wink, and Roost, among others, ADT will provide its best-in-class 24/7 professional monitoring services to popular devices, connected hubs, life safety products, point devices and more.

"The first quarter represented an acceleration of our quality growth strategy in the US Residential Direct channel. Our newly implemented productivity tools and business analytics enabled improvements to the characteristics of our new customers", said Michael Geltzeiler, ADT's chief financial officer. "We have seen encouraging results as our new customers this quarter had higher credit scores, invested more in their system installations, and more elected our EZ Pay service, all of which should lead to better retention. Total company new and resale RPU increased by nearly 3% and creation multiples in our Direct channel were lower by 1.4x or 4.4% compared to last year, despite increased Pulse Automation take rates. Total company SAC per unit was also down despite a similar level of gross adds. In addition to the continued improvement in our operating metrics, we grew EBITDA before special items by $4 million(1), despite $22 million of headwinds relating to our marketing efficiency program, the calendar change impact, and the weaker Canadian dollar. Our existing customer base continued to perform strongly as recurring revenue margins increased by 20 basis points(1) on a year-over-year basis and pre-SAC EBITDA before special items grew by $8 million(1) as margins reached 66.7%(1), a 30 basis point improvement from last year. We also continue to make improvements in free cash flow, as steady-state free cash flow(1) increased significantly and free cash flow before special items was relatively flat at $45 million(1), despite a double digit million dollar increase in annual incentive payouts versus the prior year."
COST EFFICIENCIES HIGHLIGHTS

•	Subscriber acquisition cost (SAC) / Creation multiple - The Company reduced net creation multiples by lowering installation costs and generating higher RPU from new customer additions.

◦	Total company per unit SAC excluding upgrades is lower despite similar year-over-year customer additions.

◦	Average SAC per customer, excluding upgrades, was $1,484 vs $1,500 last year.

◦	Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 30.6x, a year-over-year improvement of 1.1x.

◦	Direct net SAC creation multiple, excluding the impact of Pulse upgrades, was 30.5x, an improvement of 1.4x over the same period last year.

•
Operating expenses and D&A - The Company continued to invest in enhancing the customer experience, expanding its commercial business and health channel, and preparing for the launch of ADT Canopy and the new all-in-one Smart Security product targeted at the DIY market.

◦
Total Company operating expenses before special items(3) were up 3.4%, or $24 million over last year. Approximately $19 million of this increase was related to the expense recognition from the marketing efficiency program and the extra six days of expenses in the quarter. The balance was driven by increased D&A related to Pulse, investments made to expand into adjacencies, and the launch of Secured by ADT, most of which were offset by our cost efficiency programs.

◦
Depreciation and amortization expenses rose 6% largely related to the transition of a portion of our customer base to Pulse, 2G upgrades, and the implementation of certain infrastructure investments to improve our business operations, platforms and capabilities.

CAPITAL STRUCTURE HIGHLIGHTS

•	Share repurchases - The Company repurchased nearly 1 million shares of its common stock at an average price of $30.01 per share during the first quarter of fiscal 2016.

•
Debt/Capital Structure - Long-term debt totaled $5.4 billion at the end of the quarter, maintaining the Company's leverage ratio based off of trailing twelve month EBITDA before special items at 3.0x(1) and 2.4x(1) trailing twelve month pre-SAC EBITDA before special items(1). The Company's average cost of borrowing remained below 4% in the quarter.

•
Quarterly dividend - Subsequent to the quarter, the Company declared a quarterly dividend of $0.22 per share up from $0.21 per share, approximately a 5% increase, beginning with the next dividend payment.

FIRST QUARTER 2016 RESULTS HIGHLIGHTS

(in millions, except per share amounts)	Q1 2016	Q1 2015	Change
Recurring revenue	$833	$825	1.0%
Other revenue	$67	$62	8.1%
Total revenue	$900	$887	1.5%
Pre-SAC EBITDA before special items(1)	$566	$558	1.4%
Pre-SAC EBITDA margin before special items(1)	66.7%	66.4%	30 bps
EBITDA before special items(1)	$457	$453	0.9%
EBITDA margin before special items(1)	50.8%	51.1%	-30 bps
Net income	$64	$72	(11.1)%
Diluted earnings per share	$0.39	$0.41	(4.9)%
Diluted earnings per share before special items(1)	$0.49	$0.51	(3.9)%
Diluted weighted-average shares outstanding	166	175	(5.1)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q1 2016 and Q1 2015 include special items totaling $28 million and $26 million in cost to serve expenses, respectively.

CONFERENCE CALL AND WEBCAST
Management will discuss the Company's first quarter 2016 results during a conference call and webcast on February 2, 2016 beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. The conference call for investors can be accessed in the following ways:

•	At the investor relations section of ADT's website: http://investors.adt.com

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 276-8173, enter pass code 19975768 when prompted. The telephone dial-in number for participants outside the United States is (678) 562-4231, enter pass code 19975768 when prompted.

•
An audio replay of the conference call will be available at 11:30 a.m. (ET) on February 2, 2016 and ending at 11:59 p.m. (ET) on February 9, 2016. The dial-in number for participants in the United States is (855) 859-2056, enter pass code 19975768 when prompted. For participants outside the United States, the replay dial-in number is (404) 537-3406, enter pass code 19975768 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,100 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.

NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure) and recurring revenue in constant currency (the non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio may be presented as the ratio of EBITDA or Pre-SAC EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA and Pre-SAC EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
Pre-SAC EBITDA is useful because it measures the Company's operational profits from its existing customer base by excluding certain revenue and expenses related to acquiring new customers. The difference between Net Income (the most comparable GAAP measure) and pre-SAC EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, gross subscriber acquisition cost expenses and revenue associated with the sale of equipment. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and pre-SAC EBITDA before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below. EBITDA and pre-SAC EBITDA may also be presented at constant currency. Constant currency presentation is useful because it provides transparency to the underlying performance in markets outside the U.S. by excluding the effect that foreign currency exchange rate fluctuations have on comparability.
There are material limitations to using EBITDA and pre-SAC EBITDA. EBITDA and pre-SAC EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and pre-SAC EBITDA do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, pre-SAC EBITDA does not take into account expenses related to acquiring new customers. When presented at constant currency, these measures exclude of the impact of foreign currency exchange fluctuations. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and pre-SAC EBITDA in conjunction with net income as calculated in accordance with GAAP. The EBITDA and pre-SAC EBITDA discussion above is also applicable to the respective margin measures.
FCF is a useful measure of the Company's ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding pre-SAC EBITDA, on a quarter-to-date basis. Pre-SAC EBITDA is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, integrations, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, pre-SAC EBITDA and pre-SAC EBITDA margin before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income, operating margin, net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
The Company is not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above for recurring revenue, EBITDA before special items, FCF before special items, and in each case at constant currency.

FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•
our ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for our products and services that achieve market acceptance with acceptable margins;

•
competition in the markets we serve, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain the market share of our products and services;

•	an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services;

•	changes in the housing market and consumer discretionary income;

•
failure to maintain the security of our information and technology networks, including personally identifiable information and other data, our products may be subject to potential vulnerabilities of wireless and Internet of Things devices and our services may be subject to hacking or other unauthorized access to control or view systems and obtain private information;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	interruption to our monitoring facilities;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of customer generation strategies through our authorized dealers and affinity marketing programs;

•	risks associated with acquiring and integrating customer accounts;

•	unauthorized use of our brand name by third parties;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International plc ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure of our independent, third party authorized dealers to mitigate certain risks;

•	failure to continue to execute a competitive, profitable pricing structure;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	current and potential securities litigation;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing methods may increase our costs and restrict growth of our business;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms;

•	refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers or potential change in government regulations relating to the Internet;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources for us and our suppliers;

•	changes in our credit ratings;

•	risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments;

•	impact of any material adverse legal judgments, fines, penalties or settlements;

•	exposure to counterparty risk in our hedging agreements;

•	fluctuations in foreign currency exchange rates;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	volatility in the market price of our stock; and

•	failure to fully realize expected benefits from the separation from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	For the Three Months Ended
	December 31, 2015	December 26, 2014	% Change
Revenue	$900	$887	1.5%
Cost of revenue	401	388	3.4%
Selling, general and administrative expenses	330	318	3.8%
Radio conversion costs	24	23	4.3%
Operating income	145	158	(8.2)%
Interest expense, net	(53)	(50)	6.0%
Income before income taxes	92	108	(14.8)%
Income tax expense	(28)	(36)	(22.2)%
Net income	$64	$72	(11.1)%

Net income per share:
Basic	$0.39	$0.41	(4.9)%
Diluted	$0.39	$0.41	(4.9)%
Weighted-average number of shares:
Basic	165	174	(5.2)%
Diluted	166	175	(5.1)%

Effective tax rate	30.4%	33.3%	(290) bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions)

	December 31, 2015	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$75	$78
Accounts receivable trade, net	79	102
Inventories	97	76
Prepaid expenses and other current assets	46	47
Deferred tax assets	80	96
Total current assets	377	399
Property and equipment, net	280	283
Subscriber system assets, net	2,555	2,502
Goodwill	3,670	3,680
Intangible assets, net	2,983	2,999
Deferred subscriber acquisition costs, net	640	631
Other assets	206	232
Total Assets	$10,711	$10,726
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$5	$5
Accounts payable	189	190
Accrued expenses and other current liabilities	188	231
Deferred revenue	246	232
Total current liabilities	628	658
Long-term debt	5,396	5,389
Deferred subscriber acquisition revenue	908	895
Deferred tax liabilities	739	732
Other liabilities	135	133
Total Liabilities	7,806	7,807
Total Equity	2,905	2,919
Total Liabilities and Equity	$10,711	$10,726

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Three Months Ended
	December 31, 2015	December 26, 2014
Cash Flows from Operating Activities:
Net income	$64	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	289	275
Amortization of deferred subscriber acquisition costs	38	34
Amortization of deferred subscriber acquisition revenue	(43)	(40)
Stock-based compensation expense	6	5
Deferred income taxes	26	31
Provision for losses on accounts receivable and inventory	16	14
Changes in operating assets and liabilities and other	(21)	(22)
Net cash provided by operating activities	375	369
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(149)	(146)
Subscriber system assets	(175)	(177)
Capital expenditures	(25)	(32)
Other investing	16	(30)
Net cash used in investing activities	(333)	(385)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	4	7
Repurchases of common stock under approved program	(30)	(94)
Dividends paid	(35)	(35)
Proceeds from long-term borrowings	130	450
Repayment of long-term debt	(111)	(301)
Other financing	(3)	(6)
Net cash (used in) provided by financing activities	(45)	21
Effect of currency translation on cash	—	(1)
Net (decrease) increase in cash and cash equivalents	(3)	4
Cash and cash equivalents at beginning of period	78	66
Cash and cash equivalents at end of period	$75	$70

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Three Months Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Net Income (GAAP)	$64	$81	$72
Restructuring and other, net(1)	2	—	2
Acquisition and integration costs(1)	1	1	—
Radio conversion costs(1)	15	2	15
Separation related other expense(2)	—	1	—
Pre-separation and other discrete tax items	(1)	1	—
Net Income before special items	$81	$86	$89

(1)	Items have been presented net of tax of $10M for the three months ended December 31, 2015, $3M for the three months ended September 25, 2015, and $9M for the three months ended December 26, 2014.

(2)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Three Months Ended
	December 31, 2015	September 25, 2015	December 26, 2014
Diluted EPS (GAAP)	$0.39	$0.48	$0.41
Impact of special items(1)	0.10	0.03	0.10
Diluted EPS before special items	$0.49	$0.51	$0.51

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Three Months Ended
	December 31, 2015	September 25, 2015	December 26, 2014
Diluted EPS (GAAP)	$0.39	$0.48	$0.41
Plus: Impact of income tax expense on diluted EPS	0.17	0.21	0.21
Less: Impact of income taxes paid, net of refunds	(0.01)	(0.02)	(0.03)
Diluted EPS at cash tax rates	$0.55	$0.67	$0.59
Impact of special items(1)	0.16	0.06	0.14
Diluted EPS before special items at cash tax rates	$0.71	$0.73	$0.73

(1)	Items presented at cash tax run rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA and Pre-SAC EBITDA Before Special Items

	For the Three Months Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Net Income (GAAP)	$64	$81	$72
Interest expense, net	53	52	50
Income tax expense	28	36	36
Depreciation and intangible asset amortization	289	285	275
Amortization of deferred subscriber acquisition costs	38	36	34
Amortization of deferred subscriber acquisition revenue	(43)	(41)	(40)
EBITDA	$429	$449	$427
EBITDA Margin	47.7%	49.9%	48.1%

Restructuring and other, net	3	1	2
Acquisition and integration costs	1	1	1
Radio conversion costs	24	8	23
Separation related other expense (income)(1)	—	1	—
EBITDA before special items	$457	$460	$453
EBITDA Margin before special items	50.8%	51.2%	51.1%

Subscriber acquisition cost expenses, net of related revenue	109	107	105
Pre-SAC EBITDA before special items	$566	$567	$558
Pre-SAC EBITDA Margin before special items	66.7%	66.6%	66.4%

Revenue (GAAP)	$900	$899	$887
Subscriber acquisition cost related revenue	(52)	(48)	(47)
Pre-SAC Revenue	$848	$851	$840

(1)	Relates to the 2012 Tax Sharing Agreement among Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Last quarter, annualized pre-SAC EBITDA before special items	$2,264	$2,268	$2,232
SAC required to maintain recurring revenue(1)	(1,316)	(1,262)	(1,329)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$938	$996	$893

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Last quarter average recurring revenue under contract for the period	$278	$278	$275
Trailing twelve month disconnects net of price escalation(2)	14.7%	14.5%	14.6%
Last quarter gross recurring revenue creation multiple(3)	32.2	31.3	33.1
SAC required to maintain recurring revenue	$1,316	$1,262	$1,329

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
Operating Cash Flow and FCF Before Special Items

	For the Three Months Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Operating cash flow (GAAP)	$375	$425	$369
Restructuring and other, net	2	2	2
Acquisition and integration costs	1	1	2
Radio conversion costs	15	5	17
Operating cash flow before special items	$393	$433	$390
Dealer generated customer accounts and bulk account purchases	(149)	(151)	(146)
Subscriber system assets	(175)	(178)	(177)
Capital expenditures	(25)	(27)	(32)
Integration capital expenditures	1	—	—
Separation capital expenditures	—	—	11
FCF before special items	$45	$77	$46

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

FCF Before Special Items

	For the Three Months Ended
($ in millions)	December 31, 2015	September 25, 2015	December 26, 2014
Net cash provided by operating activities	$375	$425	$369
Dealer generated customer accounts and bulk account purchases	(149)	(151)	(146)
Subscriber system assets	(175)	(178)	(177)
Capital expenditures	(25)	(27)	(32)
FCF	$26	$69	$14
Restructuring and other, net	2	2	2
Acquisition and integration costs including capital expenditures	2	1	2
Radio conversion costs	15	5	17
Separation costs including capital expenditures	—	—	11
FCF before special items	$45	$77	$46

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

For the Twelve Months Ended
($ in millions)	December 31, 2015
Net Income (GAAP)	$288
Interest expense, net	208
Income tax expense	133
Depreciation and intangible asset amortization	1,138
Amortization of deferred subscriber acquisition costs	145
Amortization of deferred subscriber acquisition revenue	(166)
EBITDA	$1,746
Restructuring and other, net	7
Acquisition and integration costs	4
Radio conversion costs	56
Separation related other income(1)	(1)
EBITDA before special items	$1,812
EBITDA Margin before special items	51.6%

Subscriber acquisition cost expenses, net of related revenue	438
Pre-SAC EBITDA before special items	$2,250

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	December 31, 2015
Current maturities of long-term debt	$5
Long-term debt	5,396
Total Debt	$5,401

EBITDA Leverage Ratio(2)	3.0
Pre-SAC EBITDA Leverage Ratio(2)	2.4

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items, or trailing twelve month Pre-SAC EBITDA before special items.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Constant Currency Reconciliations

	For the Three Months Ended
($ in millions)	December 31, 2015	December 26, 2014
Recurring Revenue:
Recurring revenue as reported	$833	$825
Recurring revenue at constant currency(1)	$843	$825

Revenue:
Total revenue as reported	$900	$887
Total revenue at constant currency(1)	$911	$887

EBITDA before special items:
EBITDA before special items as reported	$457	$453
EBITDA before special items at constant currency (1)	$462	$453

Pre-SAC EBITDA before special items:
Pre-SAC EBITDA before special items as reported	$566	$558
Pre-SAC EBITDA before special items at constant currency (1)	$572	$558

Canada Revenue:
Canada total revenue as reported	$64	$76
Canada total revenue at constant currency (1)	$76	$76

Canada EBITDA before special items:
Canada EBITDA before special items as reported	$28	$31
Canada EBITDA before special items at constant currency (1)	$33	$31

(1)	Constant currency results above are calculated by translating current period amounts in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Three Months Ended
	December 31, 2015	December 26, 2014	Change
Recurring customer revenue (in millions)	$833	$825	1.0%
Other revenue (in millions)	67	62	8.1%
Total revenue (in millions)	$900	$887	1.5%

Ending number of customers (in thousands)	6,565	6,655	(1.4)%
Gross customer additions (in thousands)	259	262	(1.1)%
Customer unit attrition rate(1)	12.2%	12.9%	-70 bps
Average revenue per customer (dollars)(2)	$42.87	$41.76	2.7%

(1)
The customer unit attrition rate is a 52-week trailing ratio, the numerator of which is the customer sites canceled during the period due to attrition, excluding health services and contracts monitored but not owned and net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the period.

(2)
Average revenue per customer measures the average amount of recurring revenue per customer per month, excluding contracts monitored but not owned, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.